Exhibit 99.10(b)
FORUM FUNDS
DISTRIBUTION PLAN

Appendix A – As amended October 8, 2009

Each of the following Funds is authorized to pay to a Payee, as compensation for the distribution-related and/or shareholder services provided, or caused to be provided, by such Payee, an aggregate fee at an annual rate of the average daily net assets as follows:

	Class	12b-1 Fee
Absolute Strategies Fund	A	0.35%(1)
Auxier Focus Fund	A	0.25%
Brown Advisory Growth Equity Fund	A	0.50%
Brown Advisory Value Equity Fund	A	0.50%
Brown Advisory Small-Cap Growth Fund	D	0.25% (2)
	A	0.50%
Brown Advisory Small-Cap Value Fund	A	0.50%
Brown Advisory Opportunity Fund	A	0.25%
Brown Advisory Intermediate Income Fund	A	0.25%
Brown Advisory Flexible Value Fund	A	0.25%
Brown Advisory Small-Cap Fundamental Value Fund	A	0.50%
The Market Neutral Fund	Institutional	0.25%
Golden Large Cap Core Fund	Investor	0.25%
Golden Small Cap Core Fund	Investor	0.25%
	C	0.75%
Lou Holland Growth Fund	A	0.25%
	C	1.00%
	Investor	0.25%
Merk Hard Currency Fund	Investor	0.25%
Merk Asian Currency Fund	Investor	0.25%
Merk Absolute Return Currency Fund	Investor	0.25%
Grisanti Brown Value Fund	Investor	0.25%
	I	0.25%(3)
The BeeHive Fund	Institutional	0.25%(4)
Waterville Large Cap Value Fund	Investor Class	0.25%

(1)	The Board currently limits payments on A shares of Absolute Strategies Fund to 0.25% of average net assets.
(2)	Effective February 13, 2006, outstanding A Shares were reclassified as D Shares.
(3)	Effective November 9, 2007 Grisanti Brown Value Fund Investor Shares class was reclassified as Institutional Shares class; subsequently,

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effective December 28, 2007, Institutional Shares class was renamed I Shares class. I Shares class has temporarily suspended payments under its distribution plan until further notice.
(4)	Effective September 1, 2008, The BeeHive Fund has temporarily suspended payments under its distribution plan until further notice.

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